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                                                                    Exhibit 11.1

Statement Re: Computation of Per Share Earnings (Loss)

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
                                                                           Year Ended March 31
                                                                1997               1996              1995
                                                             ----------         ----------        ----------
                                                                   (in thousands, except per share data)

Weighted average shares outstanding                               7,283             3,230             1,224

Net dilutive effect of stock options-based on
   the treasury stock method using average
   market price in 1996 and IPO price in 1995                       -                 512               504

 Effect of convertible preferred stock-assumed
    converted at date of issuance                                   -               2,820             3,828

 Effect of common and common equivalent shares
   issued by the Company during the twelve month
   period immediately preceding the Company's initial
   public offering (using the treasury stock method)                -                 -                 448
                                                             -----------------------------------------------

Totals                                                            7,283             6,562             6,004
                                                             ===========      ============      ============

Net income (loss)                                             $  (3,722)       $      628        $      526
                                                             ===========      ============      ============

Per share amount                                              $   (0.51)       $     0.10        $     0.09
                                                             ===========      ============      ============
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